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                                                                    EXHIBIT 23.1

                          [CONSENT OF KPMG LLP]

The Board of Directors
Spatialight, Inc:

We consent to the use of our report dated March 25, 2000, with respect to the balance sheet of Spatialight, Inc as of December 31, 1999 and the related statements of operation, stockholders' equity (deficit), cash flows and comprehensive loss for the year ended December 31, 1999, contained in Spatialight's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2000 and incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

KPMG LLP
San Francisco, CA
February 11, 2001